December 29, 1999


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

   We were previously principal accountants for FFP Partners, L.P. and, under the date of March 30, 1999 we reported on the consolidated financial statements of FFP Partners, L.P. and subsidiary as of December 31, 1998 and December 28, 1997 and for the year ended December 31, 1998. On December 15, 1999, our appointment as principal accountants was terminated. We have read FFP Partners, L.P.'s statements included under Item 4 of its Form 8-K dated December 29, 1999, and we agree with such statements except that we are not in a position to agree or disagree with FFP Partners, L.P.'s stated reason for changing principal accountants, statement that the change was approved by the audit committee of the Board of Directors, statement regarding the remedial action taken in fiscal 1999 to address material weaknesses and reportable conditions in internal controls, statement regarding registrant not yet determining correct accounting treatment of leases as described in the last paragraph of Item 4, and the last sentence in such Item 4 regarding FFP Partners, L.P.'s contact with Grant Thornton or the fact that the disclosed unresolved issue had no bearing on its decision to dismiss us.


KPMG LLP
Fort Worth, Texas